UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

Current Report
 Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2009

AboveNet, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

360 Hamilton Avenue White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (914) 421-6700

 (Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

       ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

       ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on February 29, 2008, AboveNet, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Borrowers”) entered into a Credit and Guaranty Agreement (as amended, the “Credit Agreement”) providing for a $60 million senior secured credit facility (the “Secured Credit Facility”), consisting of an $18 million revolving credit facility (the “Revolver”) and a $42 million term loan facility (the “Term Loan Facility”).  The initial lenders under the Secured Credit Facility were Societe Generale and CIT Lending Services Corporation (the “Initial Lenders”).  The Secured Credit Facility is secured by substantially all of the Borrowers’ domestic assets pursuant to a Security and Pledge Agreement (the “Security Agreement”).  The Term Loan Facility was initially comprised of a term loan (the “Term Loan”), all $24 million of which was advanced at closing (net of related fees and certain debt acquisition costs), and up to $18 million, which originally could be drawn within nine months of closing at the Company’s option (the “Delayed Draw Term Loan”).  On September 26, 2008, the Borrowers (through their representative, AboveNet Communications, Inc.) executed a joinder agreement to the Credit Agreement that added SunTrust Bank as an additional lender (together with the Initial Lenders, the “Lenders”) and increased the amount of the Secured Credit Facility to $90 million effective October 1, 2008.  The availability under the Revolver increased to $27 million and the Term Loan Facility availability increased to $63 million, $27 million of which represented the Delayed Draw Term Loan.  The additional amount of the Term Loan of $12 million was advanced on October 1, 2008.  Additionally, the Delayed Draw Term Loan option, which was originally scheduled to expire on November 25, 2008, was initially extended to June 30, 2009 and then subsequently extended to December 31, 2009.  The borrowings under the Secured Credit Facility mature on February 28, 2013 and accrue interest at LIBOR (30, 60, 90 or 180 day rates) or at the announced base rate of the administrative agent, at the Borrowers’ option, plus the applicable margins, as defined in the Credit Agreement.  The Borrowers have chosen 30 day LIBOR (30 day LIBOR was 0.23094% at December 29, 2009).  Additionally, the Borrowers were originally required to maintain a minimum cash balance at all times of at least $20 million.  Reference is made to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2008 (the “March 5, 2008 Form 8-K”) for a summary of additional terms of the Credit Agreement.

On June 29, 2009, the Borrowers and the Lenders entered into an amendment to the Credit Agreement  (“Amendment No. 2 to Credit Agreement”), which extended the availability of the Delayed Draw Term Loan commitments from June 30, 2009 to December 31, 2009, and provided for the reduction of these commitments by $0.81 million on each of June 30, 2009 and September 30, 2009 and a further $0.81 million reduction on December 31, 2009 in the event that all or a portion of the Delayed Draw Term Loan commitments remain undrawn on such date.  In addition, the obligation to commence making principal payments on any outstanding Delayed Draw Term Loan was extended to March 31, 2010 and the Borrowers’ obligation to maintain a minimum balance of $20 million in cash deposits at all times was eliminated.

On December 23, 2009, the Borrowers (through their representative, AboveNet Communications, Inc.) provided notice to the Lenders of their intention to borrow $24.57 million as a Delayed Draw Term Loan effective December 31, 2009.  The borrowings under the Delayed Draw Term Loan will bear interest at 30 day LIBOR (0.23094% at December 29, 2009) plus the applicable margin of 3.00%.  The Delayed Draw Term Loan provides for monthly payments of interest and, beginning March 31, 2010, quarterly payments of principal of $0.81 million increasing to $1.08 million starting on June 30, 2012 with the balance of $14.04 million plus accrued interest due on February 28, 2013.

The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of the Credit Agreement and the Security Agreement attached as exhibits to the Company’s March 5, 2008 Form 8-K; Waiver and Amendment No. 1 to Credit Agreement, dated as of  September 22, 2008, attached as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 30, 2008 and Amendment No. 2 to Credit Agreement attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABOVENET, INC.

Date: December 30, 2009	By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel